Exhibit 99.3

Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations.

During 2014 we engaged an investment banker and began exploring strategic alternatives regarding the Store Fixtures reporting unit, including the possibility of divestiture of this business. In the third quarter of 2014, all of the criteria for discontinued operations were met, and accordingly we retrospectively adjusted our financial statements to reflect that business as discontinued operations.

2013 HIGHLIGHTS

Sales from continuing operations grew modestly in 2013 from a combination of slightly higher unit volume and acquisitions, partially offset by lower trade sales from our rod mill. Growth continued in Automotive and Carpet Underlay, but these gains were partially offset by declines in Commercial Vehicle Products (CVP) and Adjustable Bed.

As discussed throughout the year, we have been considering strategic alternatives for our CVP business. Late in 2013, it became apparent that current market values for certain CVP assets had fallen below recorded book values, and we recognized non-cash impairment and other charges related to the goodwill and other intangible assets of the business. Earnings in 2013 decreased (versus 2012) as result of these charges and the non-recurrence of a significant tax benefit from 2012.

We expanded our Aerospace Products business unit in 2013 with the acquisition of two companies. These new European-based operations added small diameter, high pressure seamless tubing to our product portfolio and extended our capability in aerospace tube fabrication.

Operating cash for the full year was strong, helped in part by improvements in working capital levels. We again generated more than enough cash from operations to comfortably fund dividends and capital expenditures, something we've accomplished for over 20 years.

2013 marked the 42nd consecutive annual dividend increase for the company, with a compound annual growth rate of 13% over that time period. Only one other S&P 500 company can claim as high a rate of dividend growth for as many years.

Our financial profile remains strong. We ended 2013 with net debt to net capital below the conservative end of our long-standing targeted range. In April we repaid $200 million of notes that matured and ended the year with nearly all of our $600 million commercial paper program and revolver facility available.

We assess our overall performance by comparing our Total Shareholder Return (TSR) to that of peer companies on a rolling three-year basis. We target TSR in the top one-third of the S&P 500 over the long term. For the three years ended December 31, 2013, we generated TSR of 16% per year on average. That places us in the top half of the S&P 500, but shy of our top one-third goal.

These topics are discussed in more detail in the sections that follow.

Exhibit 99.3

INTRODUCTION

Total Shareholder Return

Total Shareholder Return (TSR), relative to peer companies, is the key financial measure that we use to assess long-term performance. TSR is driven by the change in our share price and the dividends we pay [TSR = (Change in Stock Price + Dividends) / Beginning Stock Price]. We seek to achieve TSR in the top one-third of the S&P 500 over the long-term through a balanced approach that employs all four TSR sources: revenue growth, margin expansion, dividends, and share repurchases.

We monitor our TSR performance (relative to the S&P 500) on a rolling three-year basis. For the three-year measurement period that ended December 31, 2013, we generated TSR of 16% per year on average, matching the return of the S&P 500 index. That performance placed us in the top half of the S&P 500 companies, but shy of our goal to be in the top third.

Customers

We serve a broad suite of customers, with our largest customer representing approximately 7% of our sales. Many are companies whose names are widely recognized. They include most producers of residential furniture and bedding, automotive and office seating manufacturers, and a variety of other companies.

Major Factors That Impact Our Business

Many factors impact our business, but those that generally have the greatest impact are market demand, raw material cost trends, and competition.

Market Demand

Market demand (including product mix) is impacted by several economic factors, with consumer confidence being most significant. Other important factors include disposable income levels, employment levels, housing turnover, and interest rates. All of these factors influence consumer spending on durable goods, and therefore affect demand for our components and products. Some of these factors also influence business spending on facilities and equipment, which impacts approximately one-third of our sales.

We continue to retain more production capacity than we currently utilize. Accordingly, unit sales can increase by approximately $400 million (based on current sales mix) without the need for large capital investment. We have meaningful operating leverage that should benefit earnings as market demand improves. Until our spare capacity is fully utilized, each additional $100 million of sales from incremental unit volume is expected to generate approximately $25 million to $35 million of additional pre-tax earnings.

Exhibit 99.3

Raw Material Costs

In many of our businesses, we enjoy a cost advantage from being vertically integrated into steel wire and rod. This is a benefit that our competitors do not have. We also experience favorable purchasing leverage from buying large quantities of raw materials. Still, our costs can vary significantly as market prices for raw materials (many of which are commodities) fluctuate.

We typically have short-term commitments from our suppliers; accordingly, our raw material costs generally move with the market. Our ability to recover higher costs (through selling price increases) is crucial. When we experience significant increases in raw material costs, we typically implement price increases to recover the higher costs. Conversely, when costs decrease significantly, we generally pass those lower costs through to our customers. The timing of our price increases or decreases is important; we typically experience a lag in recovering higher costs, so we also expect to realize a lag as costs decline.

Steel is our principal raw material. At various times in past years we have experienced extreme cost fluctuations in this commodity. In most cases, the major changes (both increases and decreases) were passed through to customers with selling price adjustments. In late 2013, steel costs increased unexpectedly, and the timing of the increase (late in the year) resulted in a concentration of LIFO expense in the fourth quarter. We are implementing price increases in early 2014, and expect to recover these higher costs.

As a producer of steel rod, we are also impacted by volatility in metal margins (the difference in the cost of steel scrap and the market price for steel rod). Metal margins within the steel industry have been volatile during certain periods in recent years. In the back half of 2013, metal margins decreased due to downward pressure on steel rod prices from Chinese imports.

Our other raw materials include woven and non-woven fabrics, foam scrap, and chemicals. We have experienced changes in the cost of these materials in recent years, and in most years, have been able to pass them through to our customers.

When we raise our prices to recover higher raw material costs, this sometimes causes customers to modify their product designs and replace higher cost components with lower cost components. We must continue to find ways to assist our customers in improving the functionality and reducing the cost of their products, while providing higher margin and profit contribution for our operations.

Competition

Many of our markets are highly competitive, with the number of competitors varying by product line. In general, our competitors tend to be smaller, private companies. Many of our competitors, both domestic and foreign, compete primarily on the basis of price. Our success has stemmed from the ability to remain price competitive, while delivering better product quality, innovation, and customer service.

Exhibit 99.3

We continue to face pressure from foreign competitors as some of our customers source a portion of their components and finished products offshore. In addition to lower labor rates, foreign competitors benefit (at times) from lower raw material costs. They may also benefit from currency factors and more lenient regulatory climates. We typically remain price competitive, even versus many foreign manufacturers, as a result of our highly efficient operations, low labor content, vertical integration in steel and wire, logistics and distribution efficiencies, and large scale purchasing of raw materials and commodities. However, we have also reacted to foreign competition in certain cases by selectively adjusting prices, and by developing new proprietary products that help our customers reduce total costs.

Premium non-innerspring mattresses (those that have either a foam or air core) experienced rapid growth in the U.S. bedding market in recent years. These products represent a relatively small portion of the bedding market in units (approximately 10%-12%), but comprise a larger portion of the market in dollars (approximately 25%-30%) due to their higher average selling prices. In 2013, non-innerspring mattress sales declined and the proportion of the total bedding market that they represent also decreased. Most traditional bedding manufacturers (who are our customers) now offer mattresses that combine an innerspring core with top layers comprised of specialty foam and gel. These hybrid products, which allow our customers to address a consumer preference for the feel of a specialty mattress and the characteristics of an innerspring, have been well received by consumers.

For the past five years, there have been antidumping duty orders on innerspring imports from China, South Africa and Vietnam, ranging from 116% to 234%.  The orders remain in effect while the Department of Commerce (DOC) and the International Trade Commission (ITC) conduct separate reviews to determine whether to extend the duties through February 2019 (for China) and December 2018 (for South Africa and Vietnam).  If it is determined that the revocation of the duties would likely lead to the continuation or recurrence of dumping of innersprings (determined by the DOC)  and material injury to the U.S. innerspring industry (determined by the ITC), the duties will be extended.  We have argued that, without the extension, it is likely that dumping will recur, the U.S. innerspring industry will be materially injured, and as such, the duty orders should be extended. If the orders are revoked, the revocation would occur retroactively to February 19, 2014 (for China) and December 10, 2013 (for South Africa and Vietnam). We expect the DOC and ITC to issue their respective determinations in March 2014.

In addition, because of the documented evasion of antidumping orders by shipping of goods through third countries and falsely identifying the countries of origin, Leggett, along with several U.S. manufacturers have formed a coalition and are working with members of Congress, the DOC, and U.S. Customs and Border Protection to seek stronger enforcement of existing antidumping and/or countervailing duty orders.

2011 Restructuring Plan

In December 2011, we approved a restructuring plan to reduce our overhead costs and improve ongoing profitability. The activities primarily entailed the closure of four underperforming facilities. We incurred a $37 million pre-tax (largely non-cash) charge in 2011 primarily related to this plan, of which $15 million related to continuing operations and $22 million was associated with discontinued operations. These activities were substantially complete by the end of 2012.

Store Fixtures Reclassified as Discontinued Operations

Some of our prior businesses are disclosed in our annual financial statements as discontinued operations since (i) the operations and cash flows of the businesses were clearly distinguished and have been or will be eliminated from our ongoing operations; (ii) the businesses have either been disposed of or are classified as held for sale; and (iii) we will not have any significant continuing involvement in the operations of the businesses after the disposal transactions.

Our Store Fixtures business is classified as a discontinued operation. This business designs, produces, installs and manages customers' store fixture projects. It manufactures custom-designed, full store fixture packages

Exhibit 99.3

for retailers, including shelving, counters, showcases and garment racks. It also produces standard shelving used by large retailers, grocery stores and discount chains. For more information on discontinued operations, see Note B on page 12 of the Notes to Consolidated Financial Statements in Exhibit 99.4 attached to this Form 8-K.

Exhibit 99.3

RESULTS OF OPERATIONS—2013 vs. 2012

Sales from continuing operations grew modestly in 2013 from a combination of slightly higher unit volume and acquisitions, partially offset by lower trade sales from our rod mill (sales shifted from trade to intra-segment).

Earnings from continuing operations decreased in 2013 (versus 2012) as a result of impairment and other charges related to the goodwill and other intangible assets of our CVP business, and the non-recurrence of a significant tax benefit from 2012.

Further details about our consolidated and segment results are discussed below. Reported amounts for 2012 have been retrospectively adjusted to reflect only continuing operations.

Consolidated Results (continuing operations)

The following table shows the changes in sales and earnings from continuing operations during 2013, and identifies the major factors contributing to the changes.

(Dollar amounts in millions, except per share data)	Amount	%
Net sales (continuing operations):
Year ended December 31, 2012	$3,415
Same location sales:
Lower steel mill trade sales	(33)	(1)%
Approximate unit volume increase	52	2%
Same location sales increase	19	1%
Acquisition sales growth	43	1%
Year ended December 31, 2013	$3,477	2%
Earnings from continuing operations:
(Dollar amounts, net of tax)
Year ended December 31, 2012	$232
CVP impairment and related charges	(45)
Non-recurrence of 2012 significant net tax benefit	(27)
Acquisition-related bargain purchase gain	9
Lower effective tax rate	12
Other factors, including higher sales and acquisition earnings largely offset by higher raw material costs	5
Year ended December 31, 2013	$186
Earnings Per Share (continuing operations)—2012	$1.57
Earnings Per Share (continuing operations)—2013	$1.25

Same location sales (from continuing operations) grew slightly, with 2% unit volume growth partially offset by a 1% revenue decline from lower trade sales at our rod mill. Sales grew primarily from market strength and new program awards in Automotive and raw material-related price increases in Carpet Underlay. These improvements were partially offset by declines in CVP and Adjustable Bed. The decrease in trade sales of steel rod during 2013 was offset by an increase in intra-segment rod sales, and the rod mill continued to operate at full capacity.

Exhibit 99.3

Earnings from continuing operations decreased as a result of non-cash impairment and other charges related to the goodwill and other intangible assets of our CVP business, and the non-recurrence of a significant tax benefit from 2012. Operationally, the earnings benefit from modest unit volume growth and acquisitions was largely offset by an increase in steel costs late in the year that resulted in higher LIFO expense. We are implementing price increases in early 2014, and expect to recover the higher costs. The other items detailed in the table above also contributed to the change in earnings.

2013 earnings also benefited $8 million ($5 million after tax) from gains on asset sales. These gains are primarily comprised of a $3 million gain related to a hurricane insurance claim, and $3 million for several different properties associated with the closing of various operations in prior years’ restructurings.

LIFO Impact

All of our segments use the first-in, first-out (FIFO) method for valuing inventory. In our consolidated financials, an adjustment is made at the corporate level (i.e., outside the segments) to convert about 50% of our inventories to the last-in, first-out (LIFO) method. These are primarily our domestic, steel-related inventories. In 2012, lower commodity costs led to a LIFO benefit of $13 million. Steel inflation in late 2013 resulted in a significant change in our full-year LIFO estimates (interim expectations for a full-year LIFO benefit of $12 million changed instead to a full year expense of $4 million as steel costs increased late in the year) and a concentration of LIFO expense in the fourth quarter.

For further discussion of inventories, see Note A on page 9 of the Notes to Consolidated Financial Statements in Exhibit 99.4 attached to this Form 8-K.

Interest and Income Taxes

Net interest expense in 2013 was flat with 2012.

The 2013 worldwide effective income tax rate on our continuing operations was 22%, compared to 19% for 2012.  In both years the tax rate reflects necessary tax reserve reductions and other tax benefits that lowered the overall rate.  The 2013 tax rate includes $17 million of favorable adjustments primarily related to the impact of Mexico tax law changes, the settlement of certain foreign and state tax audits, and a non-taxable bargain purchase gain.  The impact of these items on the tax rate was magnified by our fourth quarter CVP impairment.  In 2012, the tax rate benefited from the release of a $38 million valuation allowance on certain Canadian deferred tax assets, partially offset by the accrual of $11 million of China withholding taxes.

Exhibit 99.3

Segment Results (continuing operations)

In the following section we discuss 2013 sales and EBIT (earnings before interest and taxes) from continuing operations for each of our segments. We provide additional detail about segment results and a reconciliation of segment EBIT to consolidated EBIT in Note F on page 19 of the Notes to Consolidated Financial Statements in Exhibit 99.4 attached to this Form 8-K. Reported amounts for 2012 have been retrospectively adjusted to reflect only continuing operations. For further information about discontinued operations, see Note B on page 12 of the Notes to Consolidated Financial Statements in Exhibit 99.4 attached to this Form 8-K.

(Dollar amounts in millions)	2013	2012	Change in Sales		% Change Same Location Sales (1)
			$	%
Sales (continuing operations)
Residential Furnishings	$1,967	$1,904	$63	3%	3%
Commercial Fixturing & Components	187	191	(4)	(2)%	(2)%
Industrial Materials	844	871	(27)	(3)%	(8)%
Specialized Products	790	757	33	4%	4%
Total	3,788	3,723	65
Intersegment sales elimination	(311)	(308)	(3)
External sales	$3,477	$3,415	$62	2%	1%

	2013	2012	Change in EBIT		EBIT Margins (2)
			$	%	2013	2012
EBIT (continuing operations)
Residential Furnishings	$170	$152	$18	12%	8.6%	8.0%
Commercial Fixturing & Components	11	15	(4)	(27)%	5.7%	7.9%
Industrial Materials	71	65	6	9%	8.4%	7.5%
Specialized Products	26	86	(60)	(70)%	3.3%	11.4%
Intersegment eliminations & other	1	(7)	8
Change in LIFO reserve	(4)	13	(17)
Total	$275	$324	$(49)	(15)%	7.9%	9.5%
______________________________

(1)	This is the change in sales not attributable to acquisitions or divestitures. These are sales that come from the same plants and facilities that we owned one year earlier.

(2)	Segment margins are calculated on total sales. Overall company margin is calculated on external sales.

Residential Furnishings

Residential Furnishings sales increased 3% in 2013 from unit volume growth in certain product categories and raw material-related price increases in carpet underlay. Volume grew primarily in European spring, seating components, sofa sleepers, and carpet underlay. These gains were partially offset by lower adjustable bed volume. Within our U.S. Spring business, we experienced unit volume growth in box springs and Comfort Core® (which is our pocketed coil innerspring), however total domestic innerspring units decreased modestly. Furniture hardware unit volume also decreased for the full year.

EBIT and EBIT margins increased in 2013, primarily due to higher sales, cost improvements, and favorable product mix in U.S. Spring.

Exhibit 99.3

Commercial Fixturing & Components

Sales in Commercial Fixturing & Components decreased 2% in 2013 due to lower demand in the office seating market which negatively impacted our Office Furniture Components business.

EBIT and EBIT margins decreased in 2013, primarily from lower sales, unfavorable product mix, and weak performance by our Chinese joint venture operation.

Industrial Materials

Sales in the segment decreased 3% in 2013, with revenue from acquisitions more than offset by lower trade sales from our rod mill and steel-related price deflation. The decrease in trade sales of steel rod during the year was more than offset by an increase in intra-segment rod sales, and the rod mill continued to operate at full capacity. A change in the mix of rod sales from trade to intra-segment is generally positive to earnings since that change tends to also shift the production mix to higher-value high carbon rods.

EBIT and EBIT margins improved versus 2012, primarily due to the absence of acquisition-related costs at Western Pneumatic Tube and earnings from acquisitions. These gains were partially offset by lower metal margins in steel rod in the second half of 2013.

We expanded our Aerospace Products business unit in 2013 with the acquisition of two companies. The first was a U.K.-based business acquired in May that extended our capability in aerospace tube fabrication. This business was acquired at a price less than fair value of the net identifiable assets, and we recorded an $8.8 million non-taxable bargain purchase gain (reflected in the "Intersegment eliminations and other" line of the table above). The second was a French-based company acquired in July that added small diameter, high pressure seamless tubing to our product portfolio. We recorded $6.1 million of goodwill related to this acquisition. The Aerospace Products business unit, which now has an annual revenue run rate in excess of $120 million, continues to perform very well and earnings should further benefit as we fully integrate these recent acquisitions.

Specialized Products

In Specialized Products, sales increased 4% in 2013, with growth in Automotive partially offset by a decline in Commercial Vehicle Products. Machinery sales grew modestly. Our Automotive business continued to experience strong growth from a combination of factors, including market strength in North America and Asia, participation in additional vehicle platforms, and expanded component content (via upgraded features).

EBIT decreased $60 million in 2013. We recognized impairment and other charges (of $67 million) related to the goodwill and other intangible assets of our CVP business, and this was partially offset by the positive impact from higher sales.

We have been considering strategic alternatives for our CVP group, including possible divestiture of the business. Late in 2013, performance of the business deteriorated. As a result, it became apparent that current market values for certain CVP assets had fallen below recorded book values, and impairment charges related to the goodwill and other intangible assets were recognized. This decline in current market values of the assets resulted from lower expectations of future revenue and profitability, reflecting reduced market demand for the racks, shelving, and cabinets used in telecom, cable, and delivery vans.

Results from Discontinued Operations

Full year earnings from discontinued operations, net of tax, decreased to $13 million in 2013 from $19 million in 2012. Weak capital spending by retailers led to lower volumes in the Store Fixtures business, and lower earnings in 2013. Earnings in 2013 and 2012 also reflected $8 million and $6 million tax benefits, respectively, attributable to a small operation. In addition, 2012 included a $2 million gain from a litigation settlement associated with a previously divested business.

Exhibit 99.3

RESULTS OF OPERATIONS—2012 vs. 2011

Sales from continuing operations grew 3% in 2012. Same location sales increased modestly with growth in unit volume partially offset by lower trade sales at our steel mill and changes in currency rates.

Earnings from continuing operations increased significantly, from $173 million in 2011 to $232 million in 2012. This improvement reflects several factors, including significant net tax benefits, higher unit volume, cost improvements, and earnings from the Western Pneumatic Tube acquisition.

Further details about our consolidated and segment results are discussed below. Reported amounts for 2012 and 2011 have been retrospectively adjusted to reflect only continuing operations.

Consolidated Results (continuing operations)

The following table shows the changes in sales and earnings from continuing operations during 2012, and identifies the major factors contributing to the changes.

(Dollar amounts in millions, except per share data)	Amount [1]	%
Net sales (continuing operations):
Year ended December 31, 2011	$3,303
Same location sales:
Lower steel mill trade sales and currency	(70)	(2)%
Approximate unit volume increase	107	3%
Same location sales increase	37	1%
Acquisition sales growth	75	2%
Year ended December 31, 2012	$3,415	3%
Earnings from continuing operations:
(Dollar amounts, net of tax)
Year ended December 31, 2011	$173
Non-recurrence of restructuring-related costs (from December 2011)	9
Non-recurrence of building gains	(6)
Significant net tax benefits	27
Higher effective tax rate	(5)
Higher interest expense	(4)
Other factors, including higher unit volume, cost improvements, and acquisition earnings	38
Year ended December 31, 2012	$232
Earnings Per Share (continuing operations)—2011	$1.15
Earnings Per Share (continuing operations)—2012	$1.57

Sales from continuing operations grew in 2012 from higher unit volume and acquisitions, partially offset by lower trade sales from our steel mill and changes in currency rates. Improved market demand led to higher unit volume in Automotive, U.S. Spring, Adjustable Bed, Geo Components, Carpet Underlay, and certain parts of our home furniture components business. The decrease in trade sales of steel rod during 2012 was largely offset by an increase in intra-segment rod sales, so total rod production for the year was roughly flat with 2011.

Earnings from continuing operations increased significantly in 2012 due to several factors. Operationally, these included higher unit volume, cost improvements, and earnings from the Western Pneumatic Tube acquisition.

Exhibit 99.3

Earnings also benefited from various tax items, including the elimination of a valuation allowance on Canadian deferred tax assets. The other items detailed in the table above also contributed to the change in earnings.

LIFO Impact

Moderate inflation resulted in LIFO expense of $12 million in 2011. In 2012, lower commodity costs led to a LIFO benefit of $13 million.

For further discussion of inventories, see Note A on page 9 of the Notes to Consolidated Financial Statements in Exhibit 99.4 attached to this Form 8-K.

Interest and Income Taxes

Net interest expense in 2012 was $6 million higher than in 2011, primarily due to the issuance in August 2012 of $300 million of long-term notes.

The 2012 effective income tax rate of 19% on continuing operations was lower than the 26% incurred in 2011. The 2012 tax rate benefited from the release of a $38 million valuation allowance on certain Canadian deferred tax assets (primarily tax loss carryforwards). As a result of an increase in operating earnings in Canada, the amalgamation of two Canadian subsidiaries, and the restructuring of intercompany debt attributable in part to a change in Canadian tax law, we now expect that those carryforwards and other deferred tax assets will be utilized in future years. This benefit was partially offset by an accrual of $11 million of withholding taxes on earnings in China. The accrual was required since we no longer had specific plans to reinvest all our earnings within China. We also experienced other, less significant, discrete tax items (both favorable and unfavorable) that substantially offset within the year.

The 2011 tax rate benefited from changes in our mix of earnings among taxing jurisdictions, one-time tax planning strategies, and the settlement of our 2004 through 2008 IRS examination. As a result of the tax planning strategies and tax audit, we recognized tax benefits of $5 million in 2011.

Exhibit 99.3

Segment Results (continuing operations)

In the following section we discuss 2012 sales and EBIT from continuing operations for each of our segments. We provide additional detail about segment results and a reconciliation of segment EBIT to consolidated EBIT in Note F on page 19 of the Notes to Consolidated Financial Statements in Exhibit 99.4 attached to this Form 8-K.  Reported amounts for 2012 and 2011 have been retrospectively adjusted to reflect only continuing operations. For further information about discontinued operations, see Note B on page 12 of the Notes to Consolidated Financial Statements in Exhibit 99.4 attached to this Form 8-K.

(Dollar amounts in millions)	2012	2011	Change in Sales		% Change Same Location Sales (1)
			$	%
Sales (continuing operations)
Residential Furnishings	$1,904	$1,836	$68	4%	3%
Commercial Fixturing & Components	191	191	—	—%	—%
Industrial Materials	871	847	24	3%	(5)%
Specialized Products	757	731	26	4%	4%
Total	3,723	3,605	118
Intersegment sales elimination	(308)	(302)	(6)
External sales	$3,415	$3,303	$112	3%	1%

	2012	2011	Change in EBIT		EBIT Margins (2)
			$	%	2012	2011
EBIT (continuing operations)
Residential Furnishings	$152	$134	$18	13%	8.0%	7.3%
Commercial Fixturing & Components	15	21	(6)	(29)%	7.9%	10.8%
Industrial Materials	65	54	11	20%	7.5%	6.4%
Specialized Products	86	76	10	13%	11.4%	10.4%
Intersegment eliminations & other	(7)	(7)	—
Change in LIFO reserve	13	(12)	25
Total	$324	$266	$58	22%	9.5%	8.0%
______________________________

(1)	This is the change in sales not attributable to acquisitions or divestitures. These are sales that come from the same plants and facilities that we owned one year earlier.

(2)	Segment margins are calculated on total sales. Overall company margin is calculated on external sales.

Residential Furnishings

Residential Furnishings sales increased 4% in 2012, from higher unit volume and small acquisitions. Demand improved in several of our residential markets during the year. In our U.S. Spring business, innerspring unit volume increased 4%, in large part from growth of Comfort Core®, which is our pocketed coil innerspring. Strong market reception of hybrid mattresses helped to drive growth in this category. We had significant growth in adjustable beds, with unit volumes up 27% in 2012. Sales also grew in geo components, carpet underlay, seating components, and sofa sleepers. These improvements were partially offset by a 4% decrease in furniture hardware unit volume and declines in our International Spring business.

EBIT and EBIT margins increased in 2012, primarily due to higher sales and the absence of the December 2011 restructuring-related costs (of $7 million).

Exhibit 99.3

Commercial Fixturing & Components

Sales in Commercial Fixturing & Components were flat in 2012. Volume in our Office Furniture Components business was essentially unchanged, which we believe was consistent with demand trends in the office seating market.

EBIT and EBIT margins decreased in 2012, primarily from the non-recurrence of a prior year gain from a building sale (of $4 million) and weak performance by our Chinese joint venture operation.

Industrial Materials

Sales in the segment increased 3% in 2012, with revenue from acquisitions partially offset by lower trade sales from our steel mill. The decrease in trade sales of steel rod during 2012 was largely offset by an increase in intra-segment rod sales, so total rod production for the year was roughly flat with 2011. The rod mill continued to operate at full capacity. Despite the negative sales comparisons they create, lower trade sales of rod are generally neutral to earnings if production levels are stable and we consume the rod in our own wire mills.

EBIT and EBIT margins increased versus 2011 primarily due to cost improvements, earnings from acquisitions, and the absence of the December 2011 restructuring-related costs (of $3 million). EBIT margins also increased during the year as a result of the change in sales from trade to intra-segment at our steel rod mill. This sales shift was beneficial to margins since it decreased our reported sales while preserving comparable EBIT levels.

Specialized Products

In Specialized Products, sales increased 4% in 2012, with growth in Automotive partially offset by changes in currency exchange rates. Sales also increased slightly in Commercial Vehicle Products, but Machinery sales were down versus the prior year. Our Automotive business continued to experience strong growth during 2012 in North America and Asia, but sales declined in Europe from currency impacts and ongoing economic weakness.

EBIT and EBIT margins increased in 2012 primarily from higher sales and the absence of the December 2011 restructuring-related costs (of $5 million).

Results from Discontinued Operations

Full year earnings from discontinued operations, net of tax, were $19 million in 2012 versus a loss of $17 million in 2011. The increase is primarily due to the absence of the December 2011 restructuring-related costs (of $14 million, net of tax), a $6 million tax benefit in 2012, favorable sales mix in Store Fixtures, and the benefit of various cost improvement initiatives.

Exhibit 99.3

LIQUIDITY AND CAPITALIZATION

Our operations provide most of the cash we require, and debt may also be used to fund a portion of our needs. Cash from operations was once again strong in 2013, however declined modestly versus 2012 due to less improvement in working capital. For over 20 years, our operations have provided more than enough cash to fund both capital expenditures and dividend payments. We expect this once again to be the case in 2014.

With fewer acquisitions completed in 2013, share repurchases increased. We bought back 6 million shares of our stock during the year. We ended 2013 with net debt to net capital at 27%, well below the conservative end of our long-standing targeted range of 30-40%. The calculation of net debt as a percent of net capital is presented on page 45.

In April 2013, we repaid $200 million of 4.7% notes that matured. We ended the year with $584 million of our $600 million commercial paper program available.

Cash from Operations

Cash from operations is our primary source of funds. Earnings and changes in working capital levels are the two broad factors that generally have the greatest impact on our cash from operations.

Cash From Operations
(millions of dollars)
500
400
300
200
100
0
-100
417
450
329
391
393
343
26
57
-14
2013
2012
2011
net earnings, D&A, and other sources of operating cash flow
working capital impact on operating cash flow
total cash from operations

Cash from operations was $417 million during 2013, down from $450 million in 2012. Cash from operations in 2012 benefited from significant year-end reductions in working capital levels (primarily accounts receivable).

Exhibit 99.3

We continue to closely monitor our working capital levels, and ended 2013 with adjusted working capital at 9.3% of annualized sales from continuing operations1, notably better than our 15% target. The table below shows this non-GAAP calculation. We eliminate cash and current debt maturities from working capital to monitor our performance related to operating efficiency and believe this provides a more useful measurement. We also exclude working capital associated with discontinued operations to monitor operating performance of our ongoing businesses.

(Dollar amounts in millions)	2013	2012
Current assets	$1,282	$1,339
Current liabilities [2]	(829)	(731)
Working capital	453	608
Cash and cash equivalents	(273)	(359)
Current debt maturities	181	202
Less: Store Fixtures working capital	(41)	(46)
Adjusted working capital	$320	$405
Annualized sales from continuing operations [1]	$3,436	$3,236
Adjusted working capital as a percent of annualized sales	9.3%	12.5%
___________________________________________

1.
Annualized sales from continuing operations equal 4th quarter sales from continuing operations ($859 million in 2013 and $809 million in 2012) multiplied by 4. We believe measuring our working capital against this sales metric is more useful, since efficient management of working capital includes adjusting those net asset levels to reflect current business volume.

2.	Current liabilities at December 31, 2012 were unusually low due to the accelerated payment of the fourth quarter 2012 dividend ($41 million).

The following table presents dollar amounts of key working capital components at the end of the past two years.

	Amount (in millions)
	2013	2012	Change
Trade Receivables, net	$435	$413	$22
Inventory, net	496	489	7
Accounts Payable	339	285	54

Accelerated payments by some of our large customers late in 2012 resulted in much lower levels of trade receivables at the end of that year. In 2013, trade receivables were also seasonally low at year-end but increased versus 2012 in part from acquisitions.

Inventory increased primarily from acquisitions.

Accounts Payable also increased primarily due to the timing of raw material purchases, extended payment terms with vendors, and acquisitions.

Exhibit 99.3

The next chart shows recent trends in key working capital components (expressed in numbers of days at the end of the past five quarters). These amounts have been retrospectively adjusted to reflect only continuing operations.

Working Capital Trends

1.	The trade receivables ratio represents the days of sales outstanding calculated as: ending net trade receivables ÷ (quarterly net sales ÷ number of days in the quarter).

2.	The inventory ratio represents days of inventory on hand calculated as: ending net inventory ÷ (quarterly cost of goods sold ÷ number of days in the quarter).

3.	The accounts payable ratio represents the days of payables outstanding calculated as: ending accounts payable ÷ (quarterly cost of goods sold ÷ number of days in the quarter).

Changes in the quarterly Days Sales Outstanding (DSO) reflect normal seasonal fluctuations due to the timing of cash collection and other factors. Changes in the DSO reflected in the table above are consistent with our historical range, and are not indicative of changes in payment trends or credit worthiness of customers. We experienced reductions in our DSO over the last two years driven by improved payment patterns of several large customers, certain customers taking advantage of cash discounts, and other programs with incentives for early payment offered in conjunction with third parties. Payment trends by major customers were stable during 2013, resulting in full-year bad debt expense that was similar to 2012 levels.

Our Days Inventory on Hand (DIO) typically fluctuates within a reasonably narrow range as a result of differences in the timing of sales, production levels, and inventory purchases. After inventory increased at the end of 2012 primarily due to decisions to take advantage of temporarily lower commodity costs, inventory has since returned to more normal levels. Expense associated with slow moving and obsolete inventories in 2013 was generally in line with that of 2012.

We actively strive to optimize payment terms with our vendors, and we have also implemented various programs with our vendors and third parties that allow flexible payment options. As a result of these activities, we have increased our Days Payable Outstanding (DPO) by more than ten days over the past several years, and we expect that we will be able to make further improvements going forward.

Exhibit 99.3

Uses of Cash

Finance Capital Requirements

Cash is readily available to fund selective growth, both internally (through capital expenditures) and externally (through acquisitions).

Capital Expenditures
(millions of dollars)
100
75
50
25
0
81
71
75
2013
2012
2011

Cash Used for Acquisitions
(millions of dollars)
250
200
150
100
50
0
212
28
7
2013
2012
2011

Capital expenditures include investments we make to maintain, modernize, and expand manufacturing capacity. We also invest to support new product introductions and specific product categories that are rapidly growing. With current capacity utilization rates still relatively low, our need to invest in additional productive capacity is limited. In 2014, we expect capital expenditures to approximate $100 million. As volumes improve, we expect capital expenditure levels to increase, but longer-term they should remain below total depreciation and amortization. Our incentive plans emphasize returns on capital, which include net fixed assets and working capital. This emphasis heightens the focus on asset utilization and helps ensure that we are investing additional capital dollars where attractive return potential exists.

Our strategic, long-term, 4-5% annual growth objective envisions periodic acquisitions. We are seeking acquisitions primarily within our Grow businesses, and are looking for opportunities to enter new, higher growth markets (carefully screened for sustainable competitive advantage). In January 2012, we purchased Western Pneumatic Tube for $188 million. This acquisition aligns extremely well with our strategy to seek businesses with secure, leading positions in growing, profitable, attractive markets. Western established for us a strong competitive position in the higher return, higher growth aerospace market. In 2013, we acquired two smaller, complementary businesses in this aerospace tubing platform.

Additional details about acquisitions can be found in Note R on page 44 of the Notes toConsolidated Financial Statements in Exhibit 99.4 attached to this Form 8-K.

Exhibit 99.3

Pay Dividends

Dividends Paid
(millions of dollars)
200
150
100
50
0
125
200
156
2013
2012
2011

Dividends Declared
($'s per share)
1.20
1.00
0.80
0.60
0.40
0.20
0.00
1.18
1.14
1.10
2013
2012
2011

Dividends are one of the primary means by which we return cash to shareholders. During 2012, we declared four quarterly dividends, but paid five, given our decision to accelerate into December 2012 the dividend typically paid in January 2013 (of $41 million) in anticipation of individual tax rate increases. The chart above reflects that accelerated dividend payment. In 2013, we returned to our prior practice and paid the fourth quarter dividend in 2014. Therefore, the cash requirement for dividends in 2013 was lower, at approximately $125 million. In 2014, we plan to return to our typical dividend payment schedule.

Maintaining and increasing the dividend remains a high priority. In 2013, we increased the quarterly dividend to $.30 per share and extended to 42 years our record of consecutive annual dividend increases, at an average compound growth rate of 13%. Our targeted dividend payout ratio is approximately 50-60% of net earnings. Actual payout ratio has been higher in recent years, but as earnings grow, we expect to move into that target range.

Repurchase Stock

Stock Repurchases, net
(millions of dollars)
250
200
150
100
50
0
-50
133
-6
205
2013
2012
2011

Stock repurchases are the other means by which we return cash to shareholders. During the past three years, we repurchased a total of 18 million shares of our stock and issued 11 million shares through employee benefit and stock purchase plans, reducing outstanding shares by 5%. Given the $188 million cash outlay to acquire Western Pneumatic Tube early in 2012, our share repurchases in that year were much lower (as anticipated). In 2013, we repurchased 6 million shares (at an average of $30.81) and issued 3 million shares (at an average of $21.47). Issuances were largely related to employee stock option exercises.

Exhibit 99.3

Consistent with our stated priorities, we expect to use remaining operating cash (after funding capital expenditures, dividends, and acquisitions) to prudently buy back our stock, subject to the outlook for the economy, our level of cash generation, and other potential opportunities to strategically grow the company. We have been authorized by the Board to repurchase up to 10 million shares each year, but we have established no specific repurchase commitment or timetable.

Capitalization

This table presents key debt and capitalization statistics at the end of the three most recent years.

(Dollar amounts in millions)	2013	2012	2011
Long-term debt outstanding:
Scheduled maturities	$673	$854	$763
Average interest rates (1)	4.6%	4.7%	4.6%
Average maturities in years (1)	4.7	4.9	3.8
Revolving credit/commercial paper	16	—	70
Average interest rate	.2%	—	.3%
Total long-term debt	689	854	833
Deferred income taxes and other liabilities	191	228	188
Equity	1,399	1,442	1,308
Total capitalization	$2,279	$2,524	$2,329
Unused committed credit:
Long-term	$584	$600	$530
Short-term	—	—	—
Total unused committed credit	$584	$600	$530
Current maturities of long-term debt	$181	$202	$3
Cash and cash equivalents	$273	$359	$236
Ratio of earnings to fixed charges (2)	4.9 x	5.9 x	5.4 x
___________________________________________

(1)	These rates include current maturities, but exclude commercial paper to reflect the averages of outstanding debt with scheduled maturities. The rates also include amortization of interest rate swaps.

(2)
Fixed charges include interest expense, capitalized interest, plus implied interest included in operating leases. Earnings consist principally of income from continuing operations before income taxes, plus fixed charges.

Exhibit 99.3

The next table shows the percent of long-term debt to total capitalization at December 31, 2013 and 2012, calculated in two ways:

•	Long-term debt to total capitalization as reported in the previous table.

•	Long-term debt to total capitalization each reduced by total cash and increased by current maturities of long-term debt.

We believe that adjusting this measure for cash and current maturities allows a more useful comparison to periods during which cash fluctuates significantly. We use these adjusted measures to monitor our financial leverage.

(Dollar amounts in millions)	2013	2012
Long-term debt	$689	$854
Current debt maturities	181	202
Cash and cash equivalents	(273)	(359)
Net debt	$597	$697
Total capitalization	$2,279	$2,524
Current debt maturities	181	202
Cash and cash equivalents	(273)	(359)
Net capitalization	$2,187	$2,367
Long-term debt to total capitalization	30.2%	33.8%
Net debt to net capitalization	27.3%	29.4%

Total debt (which includes long-term debt and current debt maturities) decreased $186 million in 2013, primarily from the repayment of $200 million in notes discussed below.

In August 2012, we issued $300 million aggregate principal of 10-year notes at a rate of 3.4% per year. As a part of this issuance, we also unwound the $200 million forward starting interest swaps we had entered into during 2010 and recognized a loss of approximately $43 million, which will be amortized over the life of the notes. This results in a fully weighted effective interest rate of 5.0% associated with these notes.

On April 1, 2013, we repaid $200 million of 4.7% notes that matured. We funded the payoff with a combination of cash and commercial paper.

Exhibit 99.3

Short Term Borrowings

We can raise cash by issuing up to $600 million in commercial paper through a program that is backed by a $600 million revolving credit agreement with a syndicate of 13 lenders. This agreement was renewed in 2011, with a five-year term ending in 2016. In 2013, we extended the term by one year to 2017. The credit agreement allows us to issue letters of credit totaling up to $250 million. When we issue letters of credit in this manner, our capacity under the agreement, and consequently, our ability to issue commercial paper, is reduced by a corresponding amount. Amounts outstanding related to our commercial paper program were:

(Dollar amounts in millions)	2013	2012	2011
Total program authorized	$600	$600	$600
Commercial paper outstanding (classified as long-term debt)	(16)	—	(70)
Letters of credit issued under the credit agreement	—	—	—
Total program usage	(16)	—	(70)
Total program available	$584	$600	$530

The average and maximum amount of commercial paper outstanding during 2013 was $118 million and $198 million, respectively. During the fourth quarter, the average and maximum amounts outstanding were $130 million and $162 million respectively. At year end, we had no letters of credit outstanding under the credit agreement, but we had $76 million of stand-by letters of credit outside the agreement to take advantage of more attractive fee pricing.

In November 2014, we have $180 million of 4.65% notes that mature. With operating cash flows, our commercial paper program, and our ability to issue debt in the capital markets, we believe we have sufficient funds available to repay maturing debt, as well as support our ongoing operations, pay dividends, fund future growth, and repurchase stock.

Accessibility of Cash

At December 31, 2013, we had cash and cash equivalents of $273 million primarily invested in interest-bearing bank accounts and in bank time deposits with original maturities of three months or less.

A substantial portion of these funds are held in the international accounts of our foreign operations. Though we do not rely on this foreign cash as a source of funds to support our ongoing domestic liquidity needs, we believe we could bring most of this cash back to the U.S. over a period of two to three years without material cost. However, due to capital requirements in various jurisdictions, approximately $50 million of this cash is currently inaccessible for repatriation. Additionally, if we had to bring all of the foreign cash back immediately in the form of dividends, we would incur incremental tax expense of up to approximately $63 million. In 2013, 2012, and 2011, we brought back $119 million, $50 million, and $89 million (respectively) of cash, in each case at little to no added tax cost.

Exhibit 99.3

CONTRACTUAL OBLIGATIONS

The following table summarizes our future contractual cash obligations and commitments at December 31, 2013:

		Payments Due by Period
Contractual Obligations	Total	Less Than 1 Year	1-3 Years	3-5 Years	More Than 5 Years
(Dollar amounts in millions)
Long-term debt ¹	$865	$180	$202	$170	$313
Capitalized leases	4	1	2	1	—
Operating leases	101	31	41	15	14
Purchase obligations ²	298	298	—	—	—
Interest payments ³	144	35	41	30	38
Deferred income taxes	63	—	—	—	63
Other obligations (including pensions and reserves for tax contingencies)	135	3	16	21	95
Total contractual cash obligations	$1,610	$548	$302	$237	$523

_______________________________________________________________________________

1.	The long-term debt payment schedule presented above could be accelerated if we were not able to make the principal and interest payments when due.

2.	Purchase obligations primarily include open short-term (30-120 days) purchase orders that arise in the normal course of operating our facilities.

3.	Interest payments are calculated on debt outstanding at December 31, 2013 at rates in effect at the end of the year.

Exhibit 99.3

CRITICAL ACCOUNTING POLICIES AND ESTIMATES

We prepare our consolidated financial statements in accordance with accounting principles generally accepted in the United States of America. To do so, we must make estimates and judgments that affect the reported amounts of assets, liabilities, revenues, expenses, and disclosures. If we used different estimates or judgments our financial statements would change, and some of those changes could be significant. Our estimates are frequently based upon historical experience and are considered by management, at the time they are made, to be reasonable and appropriate. Estimates are adjusted for actual events, as they occur.

“Critical accounting estimates” are those that are: a) subject to uncertainty and change, and b) of material impact to our financial statements. Listed below are the estimates and judgments which we believe could have the most significant effect on our financial statements.

We provide additional details regarding our significant accounting policies in Note A on page 9 of the Notes to Consolidated Financial Statements in Exhibit 99.4 attached to this Form 8-K.

Description	Judgments and Uncertainties	Effect if Actual Results Differ From Assumptions
Goodwill
Goodwill is assessed for impairment annually as of June 30 and as triggering events occur. In the past three years, no impairments have been recorded as a result of the annual impairment reviews.

In December 2013, we concluded that an impairment was required relating to the goodwill of the Commercial Vehicle Products (CVP) group. A non-cash charge of $63 million was recorded in the fourth quarter of 2013.

In order to assess goodwill for potential impairment, judgment is required to estimate the fair market value of each reporting unit (which is one level below reportable segments) using the combination of a discounted cash flow model and a market approach using price to earnings ratios for comparable publicly traded companies with characteristics similar to the reporting unit.

The cash flow model contains uncertainties related to the forecast of future results as many outside economic and competitive factors can influence future performance. Margins, sales growth, and discount rates are the most critical estimates in determining enterprise values using the cash flow model.

The remaining goodwill associated with the CVP reporting unit is $13 million. A further decline in the long-term outlook for the business could result in future impairments.

Fair value for one of the 10 reporting units (Store Fixtures, now in Discontinued Operations) exceeded book value by approximately 18%. The goodwill associated with this reporting unit is $109 million. This business is dependent upon capital spending by retailers for both new stores and remodeling of existing stores. Although 2012 performance was better than expected, 2013 fell short of expectations. The predictability of future results is less certain than that of other reporting units because of the project nature of this business. If we are not able to meet projected performance levels, future impairments could be possible.

Exhibit 99.3

Description	Judgments and Uncertainties	Effect if Actual Results Differ From Assumptions
Goodwill (cont.)

The market approach requires judgment to determine the appropriate price to earnings ratio. Ratios are derived from comparable publicly-traded companies that operate in the same or similar industry as the reporting unit.

The remaining reporting units have fair market values that exceed carrying value by more than 40%, and have goodwill of $818 million.

Information regarding material assumptions used to determine if a goodwill impairment exists can be found in Note C on page 14 of the Notes to Consolidated Financial Statements in Exhibit 99.4 attached to this Form 8-K.

Other Long-lived Assets
Other long-lived assets are tested for recoverability at year-end and whenever events or circumstances indicate the carrying value may not be recoverable.

For other long-lived assets we estimate fair value at the lowest level where cash flows can be measured (usually at a branch level).

Impairments of other long-lived assets usually occur when major restructuring activities take place, or we decide to discontinue product lines completely.

Our impairment assessments have uncertainties because they require estimates of future cash flows to determine if undiscounted cash flows are sufficient to recover carrying values of these assets.

For assets where future cash flows are not expected to recover carrying value, fair value is estimated which requires an estimate of market value based upon asset appraisals for like assets.

These impairments are unpredictable. Impairments were $2 million in 2013 and 2012, and $35 million in 2011.

The 2011 impairments were largely the result of lowered future business expectations at several underperforming locations that resulted in the decision to exit some unprofitable lines of business. Prior forecasts assumed a recovery in business levels (primarily housing related industries) that had not materialized by late 2011.

Inventory Reserves
We reduce the carrying value of inventories to reflect an estimate of net realizable value for obsolete and slow-moving inventory.
Our inventory reserve contains uncertainties because the calculation requires management to make assumptions about the value of products that are obsolete or slow-moving (i.e. not selling very quickly).

At December 31, 2013, the reserve for obsolete and slow-moving inventory was $36 million (approximately 6% of FIFO inventories). This is consistent with the December 31, 2012 and 2011 reserves of $36 million and $39 million, representing 6% and 7% of FIFO inventories, respectively.

Exhibit 99.3

Description	Judgments and Uncertainties	Effect if Actual Results Differ From Assumptions
Inventory Reserves (cont.)
We value inventory at net realizable value (what we think we will recover.) Generally a reserve is not required unless we have more than a one-year's supply of the product. If we have had no sales of a given product for 12 months, those items are generally deemed to have no value and are written down completely.

Changes in customer behavior and requirements can cause inventory to quickly become obsolete or slow moving.

The calculation also uses an estimate of the ultimate recoverability of items identified as slow moving based upon historical experience (65% on average).
Additions to inventory reserves in 2013 were $12 million, which were comparable to the previous year. We do not expect obsolescence to change from current levels.
Workers’ Compensation
We are substantially self-insured for costs related to workers’ compensation, and this requires us to estimate the liability associated with this obligation.
Our estimates of self-insured reserves contain uncertainties regarding the potential amounts we might have to pay (since we are self-insured). We consider a number of factors, including historical claim experience, demographic factors, and potential recoveries from third party insurance carriers.

Over the past five years, we have incurred, on average, $9 million annually for costs associated with workers’ compensation. Average year-to-year variation over the past five years has been approximately $1 million. At December 31, 2013, we had accrued $35 million to cover future self-insurance liabilities.

Internal safety statistics and cost trends have improved in the last several years and are expected to remain at current lower levels for the foreseeable future.

Credit Losses
For accounts and notes receivable, we estimate a bad debt reserve for the amount that will ultimately be uncollectible.

When we become aware of a specific customer’s potential inability to pay, we record a bad debt reserve for the amount we believe may not be collectible.

Our bad debt reserve contains uncertainties because it requires management to estimate the amount uncollectible based upon an evaluation of several factors such as the length of time that receivables are past due, the financial health of the customer, industry and macroeconomic considerations, and historical loss experience.

A significant change in the financial status of a large customer could impact our estimates.

The average annual amount of customer-related bad debt expense was $5 million (less than 1% of annual net sales) over the last three years. At December 31, 2013, our reserves for doubtful accounts totaled $17 million (about 4% of our accounts and customer-related notes receivable of $452 million).

Exhibit 99.3

Description	Judgments and Uncertainties	Effect if Actual Results Differ From Assumptions
Credit Losses (cont.)
Our customers are diverse and many are small-to-medium sized companies, with some being highly leveraged. Bankruptcy can occur with some of these customers relatively quickly and with little warning.
We have not experienced any significant individual customer bankruptcies in the past three years. We believe the financial health of our major customers has modestly improved, but some are highly leveraged, and this could cause circumstances to change in the future.

At December 31, 2013, we had $11 million of non-customer notes receivable, primarily related to divested businesses, and have recorded reserves of $1 million for these notes. Most of these notes are to be paid by highly leveraged entities, which could result in the need for additional reserves in the future.

Pension Accounting
For our pension plans, we must estimate the cost of benefits to be provided (well into the future) and the current value of those benefit obligations.
The pension liability calculation contains uncertainties because it requires management to estimate an appropriate discount rate to calculate the present value of future benefits paid, which also impacts current year pension expense.

Determination of pension expense requires an estimate of expected return on pension assets based upon the mix of investments held (bonds and equities).

Other assumptions include rates of compensation increases, withdrawal and mortality rates, and retirement ages. These estimates impact the pension expense or income we recognize and our reported benefit obligations.

The discount rates used to calculate the pension liability for our most significant plans increased approximately 80 basis points in 2013 due to higher corporate bond yields. Each 25 basis point increase in the discount rate decreases pension expense by $.6 million and decreases the plans’ benefit obligation by $9 million.

The expected return on assets was 6.6% in 2013 and 2012, and 6.7% in 2011. A 25 basis point reduction in the expected return on assets would increase pension expense by $.5 million, but have no effect on the plans’ funded status.

Assuming a long-term investment horizon, we do not expect a material change to the return on asset assumption.

Exhibit 99.3

Description	Judgments and Uncertainties	Effect if Actual Results Differ From Assumptions
Income Taxes
In the ordinary course of business, we must make estimates of the tax treatment of many transactions, even though the ultimate tax outcome may remain uncertain for some time. These estimates become part of the annual income tax expense reported in our financial statements. Subsequent to year end, we finalize our tax analysis and file income tax returns. Tax authorities periodically audit these income tax returns and examine our tax filing positions, including (among other things) the timing and amounts of deductions, and the allocation of income among tax jurisdictions. We adjust income tax expense in our financial statements in the periods in which the actual outcome becomes more certain.

Our tax liability for unrecognized tax benefits contains uncertainties because management is required to make assumptions and to apply judgment to estimate the exposures related to our various filing positions.

Our effective tax rate is also impacted by changes in tax laws, the current mix of earnings by taxing jurisdiction, and the results of current tax audits and assessments.

At December 31, 2013 and 2012, we had $43 million and $39 million, respectively, of net deferred tax assets on our balance sheet related to operating loss and tax credit carryforwards. The ultimate realization of these deferred tax assets is dependent upon the amount, source, and timing of future taxable income. Valuation allowances are established against future potential tax benefits to reflect the amounts we believe have no more than a 50% probability of being realized. In addition, assumptions have been made regarding the non-repatriation of earnings from certain subsidiaries. Those assumptions may change in the future, thereby affecting future period results for the tax impact of possible repatriation.

Potential changes in tax laws could impact assumptions related to the non-repatriation of certain foreign earnings. If all non-repatriated earnings were taxed, we would incur additional taxes of approximately $63 million.

Audits by various taxing authorities continue to increase as governments look for ways to raise additional revenue. Based upon past experience, we do not expect any material changes to our tax liability as a result of this increased audit activity; however, we could incur additional tax expense if we have audit adjustments higher than recent historical experience.

The recovery of net operating losses (NOL’s) has been closely evaluated for the likelihood of recovery based upon factors such as the age of losses, viable tax planning strategies, and future taxable earnings expectations. We believe that appropriate valuation allowances have been recorded as necessary. However, if earnings expectations or other assumptions change such that additional valuation allowances are required, we could incur additional tax expense.

Exhibit 99.3

Description	Judgments and Uncertainties	Effect if Actual Results Differ From Assumptions
Contingencies
We evaluate various legal, environmental, and other potential claims against us to determine if an accrual or disclosure of the contingency is appropriate. If it is probable that an ultimate loss will be incurred, we accrue a liability for the reasonable estimate of the ultimate loss.

Our disclosure and accrual of loss contingencies (i.e., losses that may or may not occur) contain uncertainties because they are based on our assessment of the likelihood that the expenses will actually occur, and our estimate of the likely cost. Our estimates and judgments are subjective and can involve matters in litigation, the results of which are generally unpredictable.

Legal contingencies are related to numerous lawsuits and claims described beginning on page 54. Over the past five years, the largest annual cost for litigation claims was $6 million (excluding legal fees).

As discussed in Note T on page 48 of the Notes to Consolidated Financial Statements in Exhibit 99.4 attached to this Form 8-K, we are defendants in a group of antitrust lawsuits related to alleged price fixing of prime foam and carpet underlay products. We will vigorously defend ourselves in this matter. However, if we are not able to prevail in future court proceedings this could have a negative impact on future cash flows and earnings. Due to the number of variables and uncertainties in this matter, we are unable to estimate the range of potential exposure at this time.

Exhibit 99.3

CONTINGENCIES

Our disclosure and accrual of loss contingencies (i.e., losses that may or may not occur) are based on our assessment of the probability that the expenses will actually occur, and our reasonable estimate of the likely cost. Our estimates and judgments are subjective and can involve matters in litigation, the results of which are generally very unpredictable.

Shareholder Derivative Lawsuit
On August 10, 2010, a shareholder derivative suit was filed by the New England Carpenters Pension Fund in the Circuit Court of Jasper County, Missouri as Case No. 10AO-CC284. The suit was purportedly brought on our behalf, naming us as a nominal defendant, and certain current and former officers and directors as individual defendants including David S. Haffner, Karl G. Glassman, Matthew C. Flanigan, Ernest C. Jett, Harry M. Cornell, Jr., Felix E. Wright, Robert Ted Enloe, III, Richard T. Fisher, Judy C. Odom, Maurice E. Purnell, Jr., Ralph W. Clark and Michael A. Glauber. The plaintiff alleged, among other things, that the individual defendants: breached their fiduciary duties; backdated and received backdated stock options violating our stock plans; caused or allowed us to issue false and misleading financial statements and proxy statements; sold our stock while possessing material non-public information; committed gross mismanagement; wasted corporate assets; committed fraud; violated the Missouri Securities Act; and were unjustly enriched.
The plaintiff is seeking, among other things: unspecified monetary damages against the individual defendants; certain equitable and other relief relating to the profits from the alleged improper conduct; the adoption of certain corporate governance proposals; the imposition of a constructive trust over the defendants’ stock options and proceeds; punitive damages; the rescission of certain unexercised options; and the reimbursement of litigation costs. The plaintiff is not seeking monetary relief from us. We have director and officer liability insurance in force subject to customary limits and exclusions.
We and the individual defendants filed motions to dismiss the suit in late October 2010, asserting: the plaintiff failed to make demand on our Board and shareholders as required by Missouri law, and this failure to make demand should not be excused; the dismissal of the substantially similar suit in 2009 precludes the 2010 suit; the plaintiff is not a representative shareholder; the suit was based on a statistical analysis of stock option grants and our stock prices that we believe was flawed; the plaintiff failed to state a substantive claim; the common law fraud claim was not pled with sufficient particularity; and the statute of limitations has expired on the fraud claim and all the alleged challenged grants except the December 30, 2005 grant. As to this grant, the motions to dismiss advised the Court that it was made under our Deferred Compensation Program, which (i) provided that options would be dated on the last business day of December, and (ii) was filed with the SEC on December 2, 2005 setting out the pricing mechanism well before the grant date. On April 6, 2011, the suit was dismissed without prejudice.
On May 12, 2011, the plaintiff filed an appeal to the Missouri Court of Appeals. On November 28, 2012, the Missouri Court of Appeals reversed the trial court's dismissal finding that plaintiff sufficiently pleaded it would be futile to make demand on the Board and shareholders. The Court of Appeals did not address the other grounds that had been raised in the motions to dismiss. We filed a request for transfer to the Missouri Supreme Court on December 12, 2012, which was denied by the Court of Appeals. On January 3, 2013, we filed a transfer petition to the Missouri Supreme Court. On February 26, 2013, the Missouri Supreme Court denied our request. The case was sent back to Jasper County, Missouri for further proceedings. At the parties' request, on June 4, 2013, the circuit court stayed all proceedings to allow the parties to mediate the dispute. The stay of litigation remains in effect.
We do not expect that the outcome of this matter will have a material adverse effect on our financial condition, operating cash flows or results of operations.

Exhibit 99.3

Antitrust Lawsuits
Beginning in August 2010, a series of civil lawsuits was initiated in several U.S. federal courts and in Canada against over 20 defendants alleging that competitors of our carpet underlay business unit and other manufacturers of polyurethane foam products had engaged in price fixing in violation of U.S. and Canadian antitrust laws.
A number of these lawsuits have been voluntarily dismissed, most without prejudice. Of the U.S. cases remaining, we have been named as a defendant in (a) three direct purchaser class action cases (the first on November 15, 2010) and a consolidated amended class action complaint filed on February 28, 2011 on behalf of a class of all direct purchasers of polyurethane foam products; (b) an indirect purchaser class consolidated amended complaint filed on March 21, 2011; and an indirect purchaser class action case filed on May 23, 2011; (c) 39 individual direct purchaser cases filed between March 22, 2011 and October 16, 2013; and (d) two individual cases alleging direct and indirect purchaser claims under the Kansas Restraint of Trade Act, one filed on November 29, 2012 and the other on April 11, 2013. All of the pending U.S. federal cases in which we have been named as a defendant, have been filed in or have been transferred to the U.S. District Court for the Northern District of Ohio under the name In re: Polyurethane Foam Antitrust Litigation, Case No. 1:10-MD-2196.
In the U.S. actions, the plaintiffs, on behalf of themselves and/or a class of purchasers, seek three times the amount of unspecified damages allegedly suffered as a result of alleged overcharges in the price of polyurethane foam products from at least 1999 to the present. Each plaintiff also seeks attorney fees, pre-judgment and post-judgment interest, court costs, and injunctive relief against future violations. On April 15 and May 6, 2011, we filed motions to dismiss the U.S. direct purchaser and indirect purchaser class actions in the consolidated case in Ohio, for failure to state a legally valid claim. On July 19, 2011, the Ohio Court denied the motions to dismiss. Discovery is underway in the U.S. actions. Motions for class certification have been filed on behalf of both direct and indirect purchasers. A hearing on the motions was held January 15, 2014. A decision on class certification is expected in the upcoming weeks.
We have been named in two Canadian class action cases (for direct and indirect purchasers of polyurethane foam products), both under the name Hi Neighbor Floor Covering Co. Limited and Hickory Springs Manufacturing Company, et.al. in the Ontario Superior Court of Justice (Windsor), Court File Nos. CV-10-15164 (amended November 2, 2011) and CV-11-17279 (issued December 30, 2011). In each of the Canadian cases, the plaintiffs, on behalf of themselves and/or a class of purchasers, seek from over 13 defendants restitution of the amount allegedly overcharged, general and special damages in the amount of $100 million, punitive damages of $10 million, pre-judgment and post-judgment interest, and the costs of the investigation and the action. We are not yet required to file our defenses in the Canadian actions. In addition, on July 10, 2012, plaintiff in a class action case (for direct and indirect purchasers of polyurethane foam products) styled Option Consommateurs and Karine Robillard v. Produits Vitafoam Canada Limitée, et. al. in the Quebec Superior Court of Justice (Montréal), Court File No. 500-6-524-104, filed an amended motion for authorization seeking to add us and other manufacturers of polyurethane foam products as defendants in this case.
On June 22, 2012, we were also made party to a lawsuit brought in the 16th Judicial Circuit Court, Jackson County, Missouri, Case Number 1216-CV15179 under the caption “Dennis Baker, on Behalf of Himself and all Others Similarly Situated vs. Leggett & Platt, Incorporated.” The plaintiff, on behalf of himself and/or a class of indirect purchasers of polyurethane foam products in the State of Missouri, alleged that we violated the Missouri Merchandising Practices Act based upon our alleged illegal price inflation of flexible polyurethane foam products. The plaintiff seeks unspecified actual damages, punitive damages and the recovery of reasonable attorney fees. We filed a motion to dismiss this action, which was denied on November 5, 2012. Discovery has commenced and plaintiff has filed a motion for class certification. The parties’ briefing is completed, and a hearing on the motion was held on February 20, 2014.
We deny all of the allegations in all of the above actions and will vigorously defend ourselves. These contingencies are subject to many uncertainties. Therefore, based on the information available to date, we cannot reasonably estimate the amount or range of potential loss, if any, because, at this juncture of the proceedings;

Exhibit 99.3

discovery is incomplete, all expert liability reports have not been exchanged; and because the litigation involves unsettled legal theories.
Brazilian Value-Added Tax Matters
On December 22, 2011, the Brazilian Finance Ministry, Federal Revenue Office issued a notice of violation against our wholly-owned subsidiary, Leggett & Platt do Brasil Ltda. (“L&P Brazil”) in the amount of $3.1 million, under Case No. 10855.724660/2011-43. The Brazilian Revenue Office claimed that for the period beginning November 2006 and continuing through December 2007, L&P Brazil used an incorrect tariff code for the collection and payment of value-added tax primarily on the sale of mattress innerspring units in Brazil.  L&P Brazil responded to the notice of violation on January 25, 2012 denying the violation. The Federal Revenue Office, on August 9, 2013, denied L&P Brazil's defenses and upheld the assessment at the first administrative level. L&P Brazil was notified about this judgment on October 16, 2013, and has filed an appeal.
On December 17, 2012, the Brazilian Revenue Office issued an additional notice of violation in the amount of $5.5 million under MPF Case No. 10855.725260/2012-36 covering the period from January 1, 2008 through December 31, 2010 on the same subject matter. L&P Brazil responded to the notice of violation on January 17, 2013 denying the violation. The Brazilian Revenue Office, on June 13, 2013, denied L&P Brazil's defenses and upheld the assessment at the first administrative level. L&P Brazil appealed this decision on July 8, 2013. The Brazilian Revenue Office, on December 18, 2013, also issued an audit notice for years 2011 and 2012, which may result in additional assessments.
In addition, L&P Brazil received assessments on December 22, 2011, and June 26, July 2 and November 5, 2012, and September 13, 2013 from the Brazilian Revenue Office where the Revenue Office challenged L&P Brazil's use of certain tax credits in the years 2006 through 2010. Such credits are generated based upon the tariff classification and rate used by L&P Brazil for value-added tax on the sale of mattress innersprings. Combined with prior assessments, L&P Brazil has received assessments totaling $1.7 million on the same or similar denial of tax credit matters.
L&P Brazil is also party to a proceeding involving the State of Sao Paulo, Brazil where the State of Sao Paulo, on April 16, 2009, issued a Notice of Tax Assessment and Imposition of Fine to L&P Brazil seeking $2.4 million for the tax years 2006 and 2007, under Case No. 3.111.006 (DRT n°.04-256.169/2009). The State of Sao Paulo argued that L&P Brazil was using an incorrect tariff code for the collection and payment of value-added tax on sales of mattress innerspring units in the State of Sao Paulo. On September 29, 2010, the Court of Tax and Fees of the State of Sao Paulo ruled in favor of L&P Brazil nullifying the tax assessment. The State filed a special appeal and the Special Appeals court remanded the case back to the Court of Tax and Fees for further findings. On November 9, 2012, the Court of Tax and Fees again ruled in favor of L&P Brazil and nullified the tax assessment. On November 28, 2012, the State filed another special appeal. The determination to accept the special appeal was made on December 26, 2012, and L&P Brazil responded to this special appeal on January 24, 2013.
We were also informed on October 4, 2012 that the State of Sao Paulo issued an Auto-Infringement and Imposition of a Fine dated May 29, 2012 under Procedure Number 4.003.484 against L&P Brazil in the amount of $2.0 million for the tax years 2009 through 2011. Similar to the prior assessment, the State of Sao Paulo argues that L&P Brazil was using an incorrect tax rate for the collection and payment of value-added tax on sales of mattress innerspring units in the State of Sao Paulo. On June 21, 2013, the State of Sao Paulo's attorneys converted the Auto-Infringement and Imposition of a Fine No. 4.003.484 to a fiscal execution action against L&P Brazil in the amount of $2.6 million, under Sorocaba Judicial District Court, Case No. 3005528-50.2013.8.26.0602. L&P Brazil filed its response on January 27, 2014 denying the allegations.
On December 18, 2012, the State of Minas Gerais, Brazil issued a tax assessment to L&P Brazil relating to L&P Brazil's classifications of innersprings for the collection and payment of value-added tax on the sale of mattress innersprings in Minas Gerais from March 1, 2008 through August 31, 2012 in the amount of $.6 million, under PTA Case No. 01.000.182756-62. L&P Brazil filed its response denying any violation on January 17, 2013. On October 22, 2013, the first administrative level ruled against us but did reduce the tax to $.3 million (plus

Exhibit 99.3

interest and penalties). We appealed to the second administrative level on December 30, 2013, which affirmed the first administrative level ruling.
On February 1, 2013, the Brazilian Finance Ministry filed suit against L&P Brazil in the Camanducaia Judicial District Court, Case No. 0002222-35.2013.8.13.0878, alleging the untimely payment of $.2 million of social contributions (social security and social assistance payments). L&P Brazil filed its response on July 11, 2013, denying the allegations. L&P Brazil argued the payments were not required to be made because of the application of certain tax credits that were generated by L&P Brazil's use of a tariff code for the classification of value-added tax on the sale of mattress innersprings (i.e., the same underlying issue at stake in the other Brazilian matters). L&P Brazil posted a bond and filed its response on July 11, 2013, denying the allegations.
We deny all of the allegations in these actions. We believe that we have valid bases upon which to contest such actions and will vigorously defend ourselves. However, these contingencies are subject to many uncertainties.
Patent Infringement Claim
On January 24, 2012, in a case in the United States District Court for the Central District of California, the jury entered a verdict against us in the amount of $5 million based upon an allegation by plaintiff that we infringed three patents on an automatic stapling machine and on methods used to assemble box springs. This action was originally filed on October 4, 2010, as case number CV10-7416 RGK (SSx) under the caption Imaginal Systematic, LLC v. Leggett & Platt, Incorporated; Simmons Bedding Company; and Does 1 through 10, inclusive. Leggett is contractually obligated to defend and indemnify Simmons Bedding Company against a claim for infringement.
On summary judgment motions, we unsuccessfully disputed each patent's validity and denied that we infringed any patent. At the jury trial on damages issues, the plaintiff alleged damages of $16.2 million. The court denied plaintiff's attempt to win an attorney fee award and triple the pre-verdict damages.
On April 9, 2012 we appealed the case to the Federal Circuit Court of Appeals. Oral argument was held on February 6, 2013 before a three judge appeal panel in the Federal Circuit in Washington D.C. On February 14, 2013, the Court of Appeals issued a judgment affirming the $5 million verdict against us, which was fully accrued for in the first quarter of 2013 and then paid in the second quarter of 2013. We filed a petition for a rehearing of the Court of Appeals decision on March 18, 2013, which was denied by the Court of Appeals.
The plaintiff requested royalties for post-verdict use of the machines, and requested pre-judgment interest in the amount of $.7 million. On July 3, 2013, the District Court ruled that the plaintiff was not entitled to additional ongoing royalties for our continued use of the machines, but did award pre-judgment interest of $.5 million. On August 2, 2013, both parties filed a notice of appeal of this order to the Federal Circuit Court of Appeals, but plaintiff has since withdrawn its appeal.
In 2011, we also filed reexamination proceedings in the Patent Office (Case Nos. 95/001,543 filed February 11, 2011; 95/001,546 and 95/001,547 filed February 16, 2011), challenging the validity of each patent at issue in the lawsuit the plaintiff brought. The Patent Office examiner ruled in our favor on the key claims of one of the three patents. The Patent Office examiner initially ruled in our favor on the pertinent claims of the second of the patents, but subsequently reversed that decision. With respect to the third patent, the Patent Office's examiner decision upheld the validity of all claims. All three of these proceedings were appealed to the Board of Patent Appeals. Due to a change made to all of the machines, we do not believe that the machines currently use the feature alleged to have infringed the third patent. On April 25, 2013, the plaintiff filed petitions to terminate all re-examination proceedings based on the final ruling of the Federal Circuit Court of Appeals. We opposed those petitions. The Patent Office terminated all three re-examination proceedings, two on December 16, and one on December 18, 2013.
On July 29, 2013, the plaintiff filed a second lawsuit in the United States District Court for the Central District of California, Case No. CV13-05463 alleging that we and Simmons Bedding Company have continued to infringe the three patents on an automatic stapling machine and the methods used to assemble box springs, and that the

Exhibit 99.3

plaintiff is entitled to additional damages from January 24, 2012 forward. Leggett and Simmons Bedding Company filed their Answers on November 20, 2013, and intend to vigorously defend the allegations.

At this time, we do not expect that the outcome of this matter will have a material adverse effect on our financial condition, operating cash flows or results of operations.

NEW ACCOUNTING STANDARDS

As discussed in Note A on page 12 of the Notes to Consolidated Financial Statements in Exhibit 99.4 attached to this Form 8-K, the FASB has issued accounting guidance effective for current and future periods. This guidance did not have a material impact on our current financial statements, and we do not believe it will have a material impact on our future financial statements.